EXHIBIT 5.1

Norton Rose Fulbright

                                                                                                              Barristers & Solicitors/ Patent & Trade-mark Agents

November 23, 2016	Norton Rose Fulbright Canada LLP
United States Securities and Exchange Commission	Royal Bank Plaza, South Tower, Suite 3800
Washington, DC 20549 USA	200 Bay Street, P.O. Box 84
Toronto, Ontario M5J2Z4 CANADA
Gold Reserve Inc.
926 West Sprague Avenue, Suite 200
Spokane, Washington 99201 USA	F: 416.216.3930
nortonrosefulbright.com

Dear Sirs/Mesdames:

Gold Reserve Inc. 2012 Equity Incentive Plan

We have acted as Alberta counsel to Gold Reserve Inc. (the “Company”), a corporation incorporated under the Business Corporations Act (Alberta) in connection with the registration statement on Form S-8  (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended, with the U.S. Securities and Exchange Commission relating to the registration of up to 1,200,000 of the Company’s Class A Common Shares, no par value (“Class A Common Shares”)  issuable pursuant to the Company’s  2012 Equity Incentive Plan, as amended and restated (the "Equity Plan"). The Equity Plan permits the grant of stock options (“Options”) to employees, directors and consultants of the Company and its subsidiaries. The maximum number of Class A Common Shares subject to issuance under the Equity Plan is 8,750,000. The Class A Common Shares subject to issuance pursuant to the Equity Plan (the “Option Shares”) include such additional Class A Common Shares as may become issuable pursuant to the anti-dilution provisions of the Equity Plan.

In rendering this opinion we have examined such corporate records, documents and instruments of the Company and such certificates of public officials, have received such representations from officers of the Company, and have reviewed such questions of law as in our judgment are necessary, relevant or appropriate to enable us to render the opinion expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all corporate records, documents and instruments submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed, certified or photostatic copies thereof, and the authenticity of the originals of such conformed, certified or photostatic copies.

Based upon such examination and review and upon representations made to us by officers of the Company, we are of the opinion that, subject to the due authorization by the directors of the Company of the issuance of the Option Shares pursuant to the exercise of the Options and payment of the exercise price for such shares in accordance with the terms of the Options and the Equity Plan, the Option Shares, when issued, will be validly issued and outstanding as fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit, and consent to the use of our name in this Registration Statement.

Yours very truly,

/s/ Norton Rose Fulbright Canada LLP